RESIGNATION


I, Jeffrey Hoss, the Treasurer and a director of SZM Distributors, Inc., a Nevada corporation, ("Company") hereby tender and submit my resignation as the Treasurer and a director of the Company, such resignation to be effective upon this 4th day of February 2003.


/s/ Jeffrey Hoss
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Jeffrey Hoss